                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           ENTRUST TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           ENTRUST TECHNOLOGIES INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 5, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Entrust Technologies Inc., a Maryland corporation (the "Company"), will be held on May 5, 1999 at 10:00 a.m. at Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093 (the "Meeting") for the purpose of considering and voting upon the following matters:

    1. To elect two Class I Directors for the ensuing three years and one Class III Director for the ensuing two years;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year; and

    3. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  Holders of record of the Company's Common Stock and Special Voting Stock at the close of business on March 26, 1999 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093 and will be available at the Meeting.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

April 16, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           ENTRUST TECHNOLOGIES INC.
                       One Preston Park South, Suite 400
                          4975 Preston Park Boulevard
                              Plano, Texas 75093

                                PROXY STATEMENT

                    For the Annual Meeting of Stockholders
                           To Be Held on May 5, 1999

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust Technologies Inc., a Maryland corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 5, 1999 at 10:00 a.m. at Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093 and at any adjournments thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

  The Board of Directors has fixed March 26, 1999 as the record date (the "Record Date") for determining holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and holders of the Company's Special Voting Stock, $.01 par value per share (the "Special Voting Stock"), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 43,327,156 shares of Common Stock and 5,157,289 shares of Special Voting Stock. The holders of Common Stock vote together with the holders of Special Voting Stock as a single class. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company's Annual Report on Form 10-K for the year ended December 31, 1998 are first being sent or given to stockholders on or about April 16, 1999. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Wagner, Controller, Entrust Technologies Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information, as of February 28, 1999, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors and nominees for director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 1998 (the "Named Executive Officers"), and (iv) all executive officers, directors and nominees for director of the Company as a group.

                                                     Amount and Nature
                                                of Beneficial Ownership(1)
                                           ------------------------------------
            Name and Address                 Number of             Percent of
           of Beneficial Owner                Shares                Class(%)
           -------------------             ----------------       -------------
5% Stockholders
Northern Telecom Limited.................        25,457,289(2)             53.4%
8200 Dixie Road, Suite 100
Brampton, Ontario L6T5P6

Robert S. Morris.........................         4,689,994(3)(4)          10.8
Metro Center, One Station Place
Stamford, CT 06902

Olympus Partners.........................         4,666,883(3)             10.8
Metro Center, One Station Place
Stamford, CT 06902

Putnam Investments, Inc..................         2,462,162(5)              5.7
One Post Office Square
Boston, MA 02109

Societe Generale Investment Corporation..         2,337,275(6)              5.4
1221 Avenue of the Americas
New York, NY 10020

Other Directors and Nominees
John A. Ryan.............................           775,046(7)              1.8
F. William Conner........................            20,055(8)           *
Butler C. Derrick, Jr....................               --                  --
Frank A. Dunn............................            18,110(9)           *
Terrell B. Jones.........................               --                  --
Michael P. Ressner.......................               --                  --
James A. Thomson.........................               --                  --
Other Named Executive Officers
Bradley N. Ross..........................           313,684(10)          *
Brian O'Higgins..........................           337,604(11)          *
Richard D. Spurr.........................           127,000(12)          *
Hansen Downer............................            81,077(13)          *
Executive officers, directors and nomi-
 nees for director,
 as a group (13 persons).................         7,029,070(14)            15.6

--------
* Less than 1%.

(1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 28, 1999 through the exercise of any stock option or other right ("Presently Exercisable Options"). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.


(2) The 25,457,289 shares beneficially owned by Northern Telecom Limited ("NTL") consist of (i) 20,300,000 shares of Common Stock held of record by Northern Telecom Inc., a wholly owned subsidiary of NTL ("NTI"), and (ii) 5,157,289 shares of Common Stock issuable upon the exchange of 5,157,289 Exchangeable Shares (the "Exchangeable Shares") of Entrust Technologies Limited, a majority-owned subsidiary of the Company, held by NTL. NTL also holds 5,157,289 shares of Special Voting Stock. At any time prior to December 31, 2006, NTL may exchange one Exchangeable Share, together with one share of Special Voting Stock, for one share of Common Stock of the Company. NTL has sole voting and investment power with respect to the shares of Common Stock held by NTI. NTL, NTI and their affiliates are referred to herein collectively as "Nortel."

(3) Consists of 4,620,215 shares of Common Stock held of record by Olympus Growth Fund II, L.P., a Delaware limited partnership ("Olympus Growth"), and 46,668 shares of Common Stock held of record by Olympus Executive Fund, L.P., a Delaware limited partnership ("Olympus Executive"). OGP II, L.P., a Delaware limited partnership ("OGP"), as the general partner of Olympus Growth, RSM, L.L.C., a Delaware limited liability company ("RSM LLC"), Conroy, L.L.C., a Delaware limited liability company ("Conroy LLC"), LJM, L.L.C., a Delaware limited liability company ("LJM LLC"), and Nibur, L.L.C., a Delaware limited liability company, ("Nibur"), as general partners of OEF, L.P., a Delaware limited partnership ("OEF"), and Robert
     S. Morris ("Morris"), James A. Conroy ("JA Conroy"), Louis J. Mischianti ("Mischianti") and Paul A. Rubin ("Rubin"), as the Managing Members of RSM LLC, Conroy LLC, LJM LLC and Nibur, respectively, have shared voting and dispositive power over the shares held by Olympus Growth and may be deemed to be the beneficial owners of these shares. OEF, as the general partner of Olympus Executive, RSM Corporation, a Delaware corporation ("RSM"), Conroy Corporation, a Delaware corporation ("Conroy"), and LJM Corporation, a Delaware corporation ("LJM"), as general partners of OEF, and Morris, JA Conroy and Mischianti, as Presidents of RSM, Conroy and LJM, respectively, have shared voting and dispositive power over the shares held by Olympus Executive and may be deemed to be the beneficial owners of these shares. Each holder of voting and dispositive power disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interests therein.

(4) Includes 23,111 shares which may be acquired by Mr. Morris pursuant to Presently Exercisable Options.

(5) Putnam Investments, Inc. has shared voting power with respect to 20,400 shares and shared dispositive power with respect to 2,462,162 shares. Putnam Investment Management, Inc. has shared dispositive power with respect to 2,335,962 shares. The Putnam Advisory Company, Inc. has shared voting power with respect to 20,400 shares and shared dispositive power with respect to 126,200 shares. Putnam Investments, Inc., a wholly owned subsidiary of the Marsh & McLennan Companies, Inc., is the sole stockholder of Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. This information is derived solely from a Schedule 13G filed with the Securities and Exchange Commission on February 4, 1999.

(6) This information is derived solely from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 1999.

(7) Includes 5,000 shares held by Mr. Ryan's spouse and 769,397 shares which may be acquired pursuant to Presently Exercisable Option.

(8) Includes 18,055 shares which may be acquired pursuant to Presently Exercisable Options.

(9) Includes 16,110 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Dunn, a current Class III director of the Company, intends to resign as a director of the Company prior to the Meeting.

(10) Includes 312,276 shares which may be acquired pursuant to Presently Exercisable Options.

(11) Includes 337,276 shares which may be acquired pursuant to Presently Exercisable Options.

(12) Includes 126,000 shares which may be acquired pursuant to Presently Exercisable Options.

(13) Includes 81,077 shares which may be acquired pursuant to Presently Exercisable Options.

(14) Includes 1,734,302 shares which may be acquired pursuant to Presently Exercisable Options.

Votes Required

  The holders of a majority of the shares of Common Stock and Special Voting Stock issued and outstanding and entitled to vote at the Meeting, voting together as a single class, shall constitute a quorum for the transaction of business at the Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting on the matter is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Directors and Nominees for Director

  The Company has a classified Board of Directors currently consisting of one Class I director, two Class II directors and two Class III directors. The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

  The persons named in the enclosed proxy will vote to elect, as Class I directors, Butler C. Derrick, Jr. and James A. Thomson, unless the proxy is marked otherwise. Robert S. Morris, a current Class I director of the Company, is not standing for re-election to the Board of Directors, and David D. Archibald resigned as a Class I director of the Company in January 1999, leaving one Class I directorship vacant. Frank A. Dunn, a current Class III director of the Company, intends to resign as a director of the Company prior to the Meeting, and the persons named in the enclosed proxy will vote to elect, as a Class III director, Michael P. Ressner, unless the proxy is marked otherwise.

  Each Class I director will be elected to hold office until the 2002 annual meeting of stockholders and until his successor is elected and qualified, and the Class III director will be elected to hold office until the 2001 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

  For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class I and Class III directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for director and executive officers of the Company.

 Nominees for Terms Expiring in 2002 (Class I Directors)

  Butler C. Derrick, Jr., age 62, is a nominee for election to the Board of Directors of the Company. Since August 1998, Mr. Derrick has been a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams &

Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Chief Deputy Majority Whip and Vice Chairman of the House Rules Committee.

  James A. Thomson, age 54, is a nominee for election to the Board of Directors of the Company. Dr. Thomson has been President and Chief Executive Officer of RAND, a nonprofit, nonpartisan research and analysis institution since August 1998. Dr. Thomson served as director of RAND's research program in national security, foreign policy, defense policy and arms control from 1981 to 1985. He also served as Vice President in charge of the Project AIR FORCE division from 1984 to 1988 and as Executive Vice President during 1989. Prior to that time, Dr. Thomson was a member of the National Security Council staff at the White House. Dr. Thomson currently serves on the Boards of Directors of AK Steel Corporation and Texas Biotechnology Corporation.

 Directors Whose Terms Expire in 2000 (Class II Directors)

  F. William Conner, age 40, has been a director of the Company since July 1997 and Chairman of the Board since October 1998. He has served as Executive Vice President, Corporate Marketing and Communications, for Nortel Networks since September 1998. Prior to that time, from February 1998 to September 1998, he served as Senior Vice President and President of Nortel's Enterprise Data Networks line of business since February 1998. From August 1995 until February 1998, Mr. Conner served as Executive Vice President, Sales and Marketing for the Enterprise Networks line of business of Nortel. Prior to that time, from 1992 until July 1995, Mr. Conner held a variety of sales and marketing executive positions in Nortel's voice and data enterprise lines of business.

  John A. Ryan, age 42, has served as President and Chief Executive Officer and as a director of the Company since its founding in December 1996. From October 1995 until December 1996 he served as the Vice President and General Manager for the Multimedia and Internet Solutions business unit of Nortel. Prior to that time, from August 1992 until October 1995, he served as Assistant Vice President, Marketing for the Enterprise Network group of Nortel. Since joining Nortel in 1981, he has also served in various senior positions in marketing, customer service and finance.

 Director Whose Term Expires in 2001 (Class III Director)

  Terrell B. Jones, age 50, has been a director of the Company since November 1998. Mr. Jones has served as Chief Information Officer and Senior Vice President of the SABRE Group Holdings, Inc., an information technology company, as well as President of SABRE Interactive since July 1996. He previously served as President of SABRE Computer Services for American Airlines from 1993 to 1996.

 Nominee for Term Expiring in 2001 (Class III Director)

  Michael P. Ressner, age 50, is a nominee for election to the Board of Directors of the Company. Mr. Ressner has served as the Vice President of Finance of Nortel's Enterprise Solutions group since February 1999. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for Nortel's Carrier Solutions business unit. Prior to these assignments, Mr. Ressner held a number of senior finance management posts within various Nortel business units.

  For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

  The Board of Directors of the Company met nine times (including by telephone conference) during 1998. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company's executive officers and administers and grants stock options and other stock awards pursuant to the Company's stock plans. The Compensation Committee held three meeting during 1998. The current members of the Compensation Committee are Messrs. Conner and Morris.

  The Board of Directors has an Audit Committee, which makes recommendations to the Board of Directors concerning the appointment or replacement of the Company's independent public accountants, confers with such accountants regarding such accountants' audit of the Company and recommends and implements desired changes to the scope of the Company's audit. The Audit Committee held two meetings during 1998. The current members of the Audit Committee are Messrs. Dunn, Jones and Morris.

  Although the Company has no nominating committee of the Board of Directors, on February 26, 1999, the Company appointed Mr. Ryan and Mr. Conner to an ad hoc committee which was responsible for recruiting director nominees for the Meeting. Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company's Bylaws, including the candidate's name, address and principal occupation. The Company's Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the Bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders' meeting; provided that, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Director Compensation

  Directors receive a $1,000 cash fee for each Board or committee meeting attended and are reimbursed for expenses incurred in connection with their attendance at such meetings. During the year ended December 31, 1998, Messrs. Conner, Dunn, Morris and Archibald each received $5,000 total for their service on the Board. Mr. Jones will receive $1,000 during the year ending December 31, 1999 for a Board meeting he attended in 1998. Non-employee directors are eligible to receive stock options under the Company's Amended and Restated 1996 Stock Incentive Plan. The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 1998.

                   Options Granted to Non-employee Directors

                                                    Number of
                                                      Shares
                                                    Underlying Exercise
                                                     Options    Price
   Director                              Grant Date    (#)      ($)(1)  Vesting
   --------                              ---------- ---------- -------- -------
David D. Archibald......................   11/5/98    32,000   $16.625    (2)

F. William Conner.......................   11/5/98    37,000    16.625    (3)

Frank A. Dunn...........................   11/5/98    32,000    16.625    (2)

Terrell Jones...........................  11/19/98    24,000     19.25    (4)

Robert S. Morris........................   11/5/98     8,000    16.625    (5)

--------
(1) The closing sale price of Common Stock on the Nasdaq National Market on the date of grant.
(2) With respect to 24,000 shares, the option cumulatively vests as to one-third of the shares on November 5, 1998 and one-twenty-fourth of the shares on the 5th of each successive month thereafter. With respect to 8,000 shares, the option cumulatively vests as to one-third of the shares on February 19, 1999 and one-twenty-fourth of the shares on the 19th of each successive month thereafter.

(3) With respect to 24,000 shares, the option cumulatively vests as to one-third of the shares on November 5, 1998 and one-twenty-fourth of the shares on the 5th of each successive month thereafter. With respect to 13,000 shares, the option cumulatively vests as to one-third of the shares on February 19, 1999 and one-twenty-fourth of the shares on the 19th of each successive month thereafter.
(4) The option cumulatively vests as to one-third of the shares on November 19, 1999 and one-twenty-fourth of the shares on the 19th of each successive month thereafter.
(5) The option cumulatively vests as to one-third of the shares on November 5, 1999 and one-twenty-fourth of the shares on the 5th of each successive month thereafter.

Compensation of Executive Officers

 Summary Compensation

  The following table sets forth certain information with respect to the annual and long-term compensation of each of the Named Executive Officers for the two years ended December 31, 1997 and December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                        Annual Compensation                Compensation
                                  ---------------------------------------- ------------
                                                                              Awards
                                                                           ------------
                                                              Other Annual  Securities
                                                              Compensation  Underlying   All Other
Name and Principal Position  Year Salary($)       Bonus($)        ($)       Options(1)  Compensation
---------------------------  ---- ---------       --------    ------------ ------------ ------------
John A. Ryan............     1998 $218,077(2)(3)      --            --          7,668      $5,294(4)
 President and Chief         1997  185,000        $79,800(6)        --      1,445,800         --
 Executive Officer

Brian O'Higgins.........     1998  115,566            --            --          3,344       3,468(5)
 Executive Vice              1997   94,319         46,123(6)        --        602,400         --
 President and Chief
 Technology Officer

Bradley N. Ross.........     1998  132,198            --         58,926(7)      3,344       4,432(5)
 President of                1997   94,175         45,298(6)        --        602,400
 European Operations

Richard D. Spurr........     1998  233,965(3)(8)      --            --            --          --
 Senior Vice                 1997   68,217         43,820           --        440,000         --
 President, Sales and
 Marketing

Hanson Downer(9)........     1998  129,808(3)         --            --            308       3,914(4)
 Vice President,             1997      --             --            --        200,000         --
 Professional Services

--------
(1) Represents the number of shares covered by options to purchase shares of Common Stock granted during the years ended December 31, 1997 and December 31, 1998. The Company has never granted any stock appreciation rights.
(2) Mr. Ryan's salary was subsequently increased to $225,000 effective on January 1, 1999.
(3) Includes one extra bi-weekly payment for the year ended December 31, 1998.
(4) Represents the Company's contribution under its 401(k) savings plan.
(5) Represents the Company's contribution under its Canadian Registered Retirement Savings Plan.
(6) Represents bonuses paid for 1996 performance at Nortel.
(7) Consists of payments by the Company in the following amounts: (1) $41,890 for cost of living adjustment and gross-up, (2) $12,003 for rent, (3) $2,648 for European subsidiary Board service, (4) $1,765 for discretionary funds and (5) $620 for health insurance.
(8) Includes a sales commission in the amount of $104,157 paid by the Company. Mr. Spurr's salary was subsequently increased to $175,000 effective January 1, 1999.
(9) Mr. Downer joined the Company as Vice President, Professional Services in December 1997.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1998 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                      Annual Rates of Stock
                                                                                     Price Appreciation for
                                             Individual Grants                           Option Term(1)
                         ----------------------------------------------------------- -----------------------
                         Number of   Percent of Total
                         Securities      Options
                         Underlying     Granted to    Exercise Price
                          Options      Employees in        Per
  Name                   Granted(#)   Fiscal Year(%)   Share($)(2)   Expiration Date    5%($)      10%($)
  ----                   ----------  ---------------- -------------- --------------- ----------- -----------
John A. Ryan............   7,668(3)         *             $6.25          2/19/08         $30,140     $76,380

Brian O'Higgins.........   3,344(3)         *              6.25          2/19/08          13,144      33,309

Bradley N. Ross.........   3,344(3)         *              6.25          2/19/08          13,144      33,309

Richard D. Spurr........     --             --              --               --              --          --

Hansen Downer...........     308(3)         *              6.25          2/19/08           1,211       3,068

--------
 * Less than 1%
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.
(2) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.
(3) The grant date of the option was February 19, 1998. Each option cumulatively vests as to one-quarter of the shares on the first anniversary of the grant date and each of the second, third and fourth anniversaries of the grant date.

 Fiscal Year-End Option Value Table

  The following table summarizes certain information regarding the number and value of unexercised stock options held as of December 31, 1998 by each of the Named Executive Officers. No stock options were exercised during fiscal 1998 by the Named Executive Officers, and no stock appreciation rights were exercised during fiscal 1998 or outstanding at year end.

                         FISCAL YEAR-END OPTION VALUES

                         Number of Securities Underlying      Value of Unexercised
                             Unexercised Options at           In-The-Money Options
                                 Fiscal Year-End               at Fiscal Year-End
                                       (#)                             ($)
                         ------------------------------- -------------------------------
          Name            Exercisable(1)/Unexercisable   Exercisable(1)/Unexercisable(2)
          ----           ------------------------------- -------------------------------
John A. Ryan............        867,480 / 585,988           $18,867,690 / $12,713,609

Brian O'Higgins.........        361,440 / 244,304              7,861,320 /  5,299,818

Bradley N. Ross.........        361,440 / 244,304              7,861,320 /  5,299,818

Richard D. Spurr........        176,000 / 264,000              3,828,000 /  5,742,000

Hansen Downer...........         80,000 / 120,308              1,710,000 /  2,580,429

--------
(1) Exercisable options include vesting as of January 1, 1999 for Messrs. Ryan, O'Higgins and Ross.
(2) Value based upon the last sales price per share ($23.875) of the Company's Common Stock on December 31, 1998, as reported on the Nasdaq National Market, less the exercise price.

 Employment Agreements

  Pursuant to a letter agreement between John A. Ryan and the Company, dated as of April 21, 1997, the Company agreed to employ Mr. Ryan as the Company's President and Chief Executive Officer, with an annual salary of $185,000 and an annual bonus of up to 35% of the base salary. Mr. Ryan's annual salary was subsequently increased to $210,000 in January 1998 and $225,000 in January 1999. The Company also agreed to reimburse up to $35,000 of expenses related to executive perquisites in Mr. Ryan's first year of employment as President and Chief Executive Officer, and up to $12,000 for such expenses in each subsequent year of employment. Mr. Ryan will receive a relocation assistance payment of up to $100,000 if he is required to relocate his residence due to the relocation of the Company's headquarters. If Mr. Ryan's employment is terminated by the Company within two years of such a relocation, for any reason other than for cause, disability, retirement, resignation or death, then Mr. Ryan is entitled to payment of his base salary for up to 36 weeks. Mr. Ryan's employment is terminable at will.

  Pursuant to a letter agreement between Brian O'Higgins and NTL, on behalf of the Company, dated as of November 18, 1996, the Company agreed to employ Mr. O'Higgins as the Company's Executive Vice President, Technology, with an annual salary of CDN$130,000. Mr. O'Higgins was appointed as the Company's Executive Vice President and Chief Technology Officer in December 1996, and in September 1997 and January 1999 his annual salary was increased to CDN$160,000 and US$125,000, respectively. Upon termination of his employment without just cause, Mr. O'Higgins will be entitled to payment of his base salary for 12 months, plus an allowance of CDN$10,000 for benefits. Mr. O'Higgins has agreed not to compete against the Company for 12 months following the termination of his employment with the Company.

  Pursuant to a letter agreement between Bradley N. Ross and NTL, on behalf of the Company, dated as of November 18, 1996, the Company agreed to employ Mr. Ross as the Company's Executive Vice President, Marketing and Product Line Management, with an annual salary of CDN$130,000. Mr. Ross currently serves as the Company's President of European Operations. In September 1997 and January 1999, Mr. Ross' annual salary was increased to CDN$160,000 and US$140,000, respectively. Upon termination of his employment without just cause, Mr. Ross will be entitled to payment of his base salary for 12 months, plus an allowance of CDN$10,000 for benefits. Mr. Ross has agreed not to compete against the Company for 12 months following the termination of his employment with the Company.

  Pursuant to a letter agreement between Richard D. Spurr and the Company, dated as of June 4, 1997, the Company agreed to employ Mr. Spurr as the Company's Vice President of Global Sales, with an annual salary of $125,000. This salary was subsequently increased to $175,000 in January 1999. Mr. Spurr currently serves as the Company's Senior Vice President, Sales and Marketing. Mr. Spurr is also eligible to receive up to $125,000 through the Company's sales incentive program. Mr. Spurr's employment is terminable at will.

  Pursuant to a letter agreement between Michele L. Axelson and the Company, dated as of July 2, 1998, the Company agreed to employ Ms. Axelson as the Company's Senior Vice President, Finance and Business Development and Chief Financial Officer, with an annual salary of $150,000 and a signing bonus of $25,000, payable in two installments on the date of the letter and September 11, 1998. Ms. Axelson's salary was subsequently increased to $175,000 in January 1999. In addition, the Company loaned $375,000 to Ms. Axelson pursuant to a demand note dated July 2, 1998 bearing interest at the rate of 6% per year. Under the terms of the letter agreement, the principal and interest on the loan will be repaid in four annual installments, and the Company may forgive any such installment based on Ms. Axelson's successful performance of her duties during the preceding year, as determined by the Chief Executive Officer. The company has also granted to Ms. Axelson an option to purchase up to 300,000 shares of Common Stock of the Company. The vesting of 50% of any unvested shares under the option will be accelerated if Ms. Axelson's employment as Chief Financial Officer is terminated within one year following an Acquisition Event (as defined in the Company's Amended and Restated 1996 Stock Incentive Plan). Ms. Axelson's employment is terminable at will.

Certain Transactions

  In connection with the incorporation and financing of the Company in December 1996 and January 1997 (the "Financing"), the Company entered into a strategic alliance agreement (the "Strategic Alliance Agreement") pursuant to which it agreed to grant to NTL at NTL's request for three years, or as long as the Company is controlled by NTL, whichever is longer, the right to distribute some of the Company's products on terms no less favorable to NTL than the terms of the agreements then in effect with other resellers of the Company. The Company agreed to grant to NTL at NTL's request for three years, or as long as the Company is controlled by NTL, whichever is longer, a royalty-bearing license to use and modify the Company's source code in some of the Company's products on terms no less favorable to NTL than those offered to other source code licensees. NTL granted to the Company and the Company granted to NTL world-wide, royalty-free licenses to use, sell or license any of the grantor's products or services, excluding existing exclusive licenses, until the grant expires or NTL ceases to control the Company, whichever comes first. In addition, NTL may restrict the Company, for so long as NTL maintains beneficial ownership of a majority of the voting power of the Company, from any act which may reasonably be anticipated to contravene any material instrument binding on Nortel, any order of any governmental body which has jurisdiction over Nortel or any of its assets, or any applicable law or regulation. As of February 28, 1999, Nortel beneficially owned approximately 53.4% of the Company's Common Stock.

  In connection with the Financing, the Company and NTL entered into an intercompany services and operating agreement (the "Services Agreement") with respect to services offered by NTL to the Company. The Services Agreement provides that such services will be provided in exchange for fees (based upon allocation of its current costs for such services not to exceed fair market value), which management of the Company believes are substantially consistent with the allocation of the costs of such services set forth in the historical financial statements of the Company. During the year ended December 31, 1998, the Company paid $38,000 to Nortel for services rendered and $572,000 to the direct and indirect subsidiaries of Bell Canada Enterprises, a Canadian corporation ("BCE") that has a 40% equity investment in Nortel, for services rendered. The Company reimbursed Nortel $1,390,000 for payment on a lease covering property located at 750 Heron Road, Tower E, Ottawa, Canada, which property the Company subleased from Nortel.

  In the year ended December 31, 1998 the Company recognized revenue in the amount of $1,916,000 from Nortel and $2,076,000 from BCE Emergis, Inc. ("BCE Emergis"). BCE Emergis is a 65% subsidiary of Bell Canada, which is a wholly owned subsidiary of BCE. For a description of certain employment and other arrangements between the Company and its executive officers, see "Compensation of Executive Officers--Employment Agreements."

Report of the Compensation Committee on Executive Compensation

  The Compensation Committee (the "Committee") of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Conner and Morris.

 Executive Compensation Philosophy

  The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, cash bonus and stock options. While the ultimate goal of the Company is long-term success, execution of the Company's short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through a quarterly and annual cash incentive bonus and long-term equity incentives.

  The Board and the Committee also believe that the compensation of the Chief Executive Officer and the Company's other executive officers should be based to a substantial extent on the Company's performance and adjusted where appropriate, based on such executive officer's performance against personal performance objectives. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (a) the Company's financial performance during the past year and recent quarters,
(b) the individual's performance during the past year and recent quarters and
(c) the salaries of executive officers in similar positions of companies of comparable size, capitalization and other companies within the enterprise software industry.

 Compensation Components

  The three major components of the Company's executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term, equity-based incentive awards.

  Base Salary. John A. Ryan, the Company's Chief Executive Officer and President, is party to a letter agreement that set his annual base salary initially at $185,000. In January 1998, the Committee voted to increase Mr. Ryan's salary to $210,000. At that time the Committee decided to increase the salary levels for its other executive officers to parallel Mr. Ryan's salary increase. The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other enterprise software companies. In November 1998, the Committee reviewed the base salaries of the Chief Executive Officer and each of the Company's senior executive officers. When reviewing base salaries, the Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. As a result of this review, the Committee approved increases in the base salaries of Messrs. Ryan and Spurr from $210,000 and $125,000 to $225,000 and $175,000, respectively. The
Committee also approved an increase in Ms. Axelson's base salary from $150,000 to $175,000. Such increases were effective January 1, 1999.

  Cash Bonus. In 1998, the Company did not have an established cash incentive program and, accordingly, no cash bonuses were paid to the executive staff in 1998, except $25,000 which was awarded to Ms. Axelson as an inducement to join the Company in May 1998. In November 1998, management recommended and the Committee approved a cash bonus program which was implemented in January 1999 and is designed to motivate executives and employees to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. The Committee adopted a semi-annual, rather than an annual, executive bonus program because a semi-annual bonus payment (a) is an important benefit for retention purposes, (b) is consistent with bonus payments made to similarly situated individuals in comparable companies and
(c) more accurately and timely compensates the executive staff for growth in the Company's quarterly revenue and earnings per share and achievement of personal objectives.

  Under the bonus program, the executive staff will receive semi-annual bonuses based on recommendations made by the Chief Executive Officer within the framework of the bonus plans approved by the Committee for each executive. Thirty percent of the Chief Executive Officer's bonus as proposed is based not only upon achievement of the approved operating plan, but also on achievement of personal objectives that have been established by the Committee and approved by the Board. The Chief Executive Officer is responsible for establishing and communicating to the other executives the personal objectives related to each executive's individual bonus plan.

  Long-Term Incentive Compensation. The 1996 Stock Incentive Plan has been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive stock options generally not more than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to the fair market value at the date of grant. All initial grants to executives are exercisable 20% at time of grant and 20% on each anniversary date thereafter over a four-year period. Annual grants to executives other than the Chief Executive Officer are approved by the Committee based upon recommendations made by the Chief Executive Officer at the end of each year based upon the individual executive's performance during that year. Annual grants to the Chief Executive Officer are determined by the Committee at the end of each year based upon the Chief Executive Officer's performance during the year and will vest as described in the immediately preceding sentence.

  During fiscal 1998, the Committee granted Mr. Ryan an option to purchase 7,668 shares of Common Stock. During fiscal 1998, the Company granted options to purchase an aggregate of 306,996 shares of Common Stock to executive officers of the Company other than Mr. Ryan, including an option to purchase 300,000 shares of Common Stock granted to Ms. Axelson in connection with her commencement of employment.

  Section 162(m). Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million dollars paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Committee considered the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitation will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. The Committee will, however, continue to monitor the impact of Section 162(m) on the Company.

                                          F. William Conner
                                          Robert S. Morris

Compensation Committee Interlocks and Insider Participation

  The current members of the Company's Compensation Committee are Messrs. Conner and Morris. Mr. Archibald served as a member of the Committee until his resignation as a director of the Company in January 1999. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director, or member of the Compensation Committee, of the Company.

Comparative Stock Performance

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from August 18, 1998 through December 31, 1998 with the cumulative total return on (i) the Nasdaq Computer & Data Processing Index and (ii) the Russell 2000 Index. The comparison assumes the investment of $100 on August 18, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. Prior to August 17, 1998, the Company's Common Stock was not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Common Stock began trading on the Nasdaq National Market on August 18, 1998.

                             [GRAPH APPEARS HERE]

                                              Cumulative Total Return
                                      ----------------------------------------
                                      8/18/98  8/98  9/98  10/98  11/98  12/98

ENTRUST TECNOLOGIES, INC.              100       83    93    104    133    149
NASDAQ COMPUTER & DATA PROCESSING      100       81    97     94    108    125
RUSSELL 2000                           100       86    92     96    101    107

                PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Deloitte & Touche LLP as independent public accountants of the Company for the year ending December 31, 1999, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the matter. A representative of Deloitte & Touche, which served as the Company's independent public accountants for the year ended December 31, 1998, is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Any proposal that a stockholder intends to present at the 2000 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093, no later than December 18, 1999 in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting.

  If a stockholder of the Company wishes to present a proposal before the 2000 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2000 Annual Meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the 2000 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2000 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 1998 the Reporting Persons complied with all
Section 16(a) filing requirements.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

April 16, 1999

                           ENTRUST TECHNOLOGIES INC.
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             To be held MAY 5, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

  The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John A. Ryan, Michele L. Axelson and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST TECHNOLOGIES INC. (the "Company") to be held on Wednesday, May 5, 1999 at 10:00 a.m. at Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

  In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

[x] Please mark your votes as in this example using dark ink only.

    1. To elect the following two Class I Directors for the ensuing three years and the following Class III Director for the ensuing two years (except as marked below):

                                    (INSTRUCTION: To
                                    withhold a vote for an
                                    individual nominee(s),
                                    write the name of such
                                    nominee(s) in the space
                                    provided below. Your
                                    shares will be voted for
                                    the remaining
                                    nominee(s).)
    Class I Nominees:Butler C. Derrick, Jr. James A. Thomson Class III Nominee:Michael P. Ressner
                FOR [_]   WITHHOLD [_]

                ALL NOMINEES
                (except as marked to the right)
                                    _____________________

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year.
                FOR [_]   AGAINST [_]   ABSTAIN [_]

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2. A VOTE "FOR" ALL DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.
  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

                                                  Dated:                , 1999
                                                        ----------------

                                                  --------------------------
                                                          Signature

                                                  --------------------------
                                                      Signature if held
                                                           jointly

                                       Note: Please sign exactly as name
                                       appears hereon. When shares are held by
                                       joint owners, both should sign. When
                                       signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by authorized officer,
                                       giving full title. If a partnership,
                                       please sign in partnership name by
                                       authorized person, giving full title.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.